WHOLESALING AND PLACEMENT AGENT AGREEMENT

WHOLESALING AND PLACEMENT AGENT AGREEMENT (the “Agreement”) dated as of September 21, 2021, by and between UMB Distribution Services, LLC, a limited liability company organized under the laws of the State of Wisconsin and a broker-dealer registered with the U.S. Securities and Exchange Commission, or any successor thereto (“UMBDS”), The Optima Dynamic Alternatives Fund, a Delaware statutory trust (the “Fund”) and Optima Asset Management LLC, the Fund’s investment adviser (“Adviser”) solely for purposes of Sections 4 and 5 hereof.

W I T N E S S E T H

WHEREAS, the Fund has investment policies and objectives, corporate structure, management and other characteristics as described in (i) the Fund’s Confidential Private Placement Memorandum and its Agreement and Declaration of Trust ( “Offering Memorandum”); and (ii) the Fund’s fact sheets, as revised or supplemented from time to time (collectively with other sales and marketing materials prepared by the Fund, the “Fact Sheets”, and, collectively with the Offering Memorandum, the “Offering Documents”); and

WHEREAS, the Fund offers one class of shares, interests or units, as applicable – namely Founders Class shares, interests or units, as applicable (“Founders Class Shares”); and

WHEREAS, the Fund now wishes to engage UMBDS for the purpose of providing wholesaling and placement agent services in accordance with the terms of this Agreement; and

WHEREAS, UMBDS wishes to be engaged by the Fund to provide wholesaling and placement agent services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the covenants, warranties and agreements set forth herein, and for other valuable consideration received, the Fund and UMBDS hereby agree as follows (capitalized terms not otherwise defined herein shall be used herein as defined in the respective Offering Memorandum):

1.       Services. UMBDS shall (i) enter into agreements with placement agents and sub-placement agents that shall solicit purchases of the Fund’s Shares by eligible investors; and (ii) use its reasonable efforts to provide information, training and support services to (a) any such other placement agents and any sub-placement agents engaged in the placement of Shares of the Fund and (b) any other intermediaries purchasing or recommending Shares for the benefit of their clients. UMBDS shall provide the foregoing services for the purpose of assisting the Fund in procuring subscriptions for the purchase of Shares by eligible investors in accordance with the provisions of the Fund’s Offering Documents and the Fund’s form of Subscription Agreement. Such services with respect to the Fund may include, directly by UMBDS or indirectly by working with the Fund’s other service providers, without limitation, providing copies of Offering Documents; responding to questions about the Fund, the Offering Documents and investor accounts from placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors; coordinating periodic or occasional meetings to provide, or otherwise providing, information to placement agents, sub-placement agents, other intermediaries, prospective eligible investors and investors about the strategies, performance and other characteristics of the Fund; and, as agent for the Fund, entering into Sub-Placement Agent Agreements. UMBDS shall not be responsible for directly soliciting prospective eligible investors or for accepting or rejecting subscriptions submitted by prospective eligible investors. Subscriptions generally shall be submitted by or through a placement agent, sub-placement agent or other intermediary, and all subscriptions shall be subject to acceptance by the applicable Fund, it being understood that the Fund, acting through the Adviser , shall have the right to accept or reject subscriptions in its sole discretion. UMBDS shall not have any obligation to purchase, as principal, Shares under any circumstances.

2.       Acknowledgments and Agreements of UMBDS.

(a)       UMBDS acknowledges that the offering of Shares has not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws. UMBDS acknowledges that offers and sales of Shares will be made in accordance with Rule 506 of Regulation D under the Securities Act.

(b)       UMBDS acknowledges that Shares will be offered and sold only to persons, each of whom is an “accredited investor” within the meaning of Rule 501 of Regulation D under the Securities Act who, either alone or with a purchaser representative, as defined in Rule 501 of Regulation D under the Securities Act, has such knowledge or experience in financial and business matters that the person is capable of evaluating the merits and risks of an investment in the Fund. UMBDS also acknowledges that Shares of Fund that are subject to a performance allocation, incentive fee or similar compensation arrangement will be offered and sold only to persons who are “accredited investors” as described above and “qualified clients” as defined in the Investment Advisers Act of 1940, as amended.

(c)       UMBDS agrees that all activities by it and its employees and agents shall comply with all applicable laws, rules and regulations including, without limitation, all rules and regulations adopted pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”).

(d)       UMBDS acknowledges that Shares will be offered and sold directly by the Fund, or will be offered and sold by other placement agents retained by the Fund, by sub-placement agents retained by UMBDS or any other such placement agents, or through other intermediaries, in each case through direct individual contacts with each prospective purchaser of Shares and not by means of any form of general solicitation or general advertising, including but not limited to: (a) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media or broadcast over television, radio, the internet or otherwise, or (b) any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

(e)       UMBDS acknowledges and agrees that no person is authorized to make any representations, whether written or oral, concerning any Fund or the Shares which are inconsistent with the Offering Documents or with written supplemental material approved for use by the Fund (“Supplemental Material”) and that all offers of Shares shall be made in conformity with the terms and conditions set forth in the Offering Memorandum.

(f)       To the extent UMBDS delivers copies of the Offering Documents and/or Supplemental Material as then in effect, as provided to UMBDS by the Fund or an agent of the Fund, UMBDS will cause the Fund’s transfer agent to maintain records identifying the name and address of each other placement agent, sub-placement agent, other intermediary or prospective purchaser to whom it delivers copies of such materials and the sequence numbers of such materials it delivers to such placement agent, sub-placement agent, other intermediary or prospective purchaser.

(g)       UMBDS shall not prepare any written materials to be submitted to prospective investors in the Fund, or distribute any such written materials prepared by others, without submitting such written materials to the Fund for its prior approval.

(h)       UMBDS shall only deliver the Offering Documents or any Supplemental Material with respect to a Fund to (i) a placement agent that has been retained and duly authorized by the Fund and its Board of Trustees to procure subscriptions for the purchase of Shares; (ii) a sub-placement agent that has been retained and duly authorized by UMBDS or another duly authorized placement agent of the Fund; (iii) an intermediary which it knows is duly authorized to purchase Shares on behalf of, or recommend Shares to, such intermediary’s clients; or (iv) any person in any jurisdiction in which it knows, after due investigation, such delivery would be lawful. UMBDS represents to the Fund that it has informed itself as to the applicable legal restrictions governing the offer and sale of Shares under the laws of any jurisdiction in which it intends to deliver such materials and that the sale of Shares by a Fund to any person in any such jurisdiction will not be in violation of any applicable laws by reason of the activities of UMBDS.

(i)       During the term of this Agreement, UMBDS undertakes to comply with the foregoing covenants in connection with its wholesaling and placement agent activities and agrees not to take any action that it knows will result in a violation of any of the restrictions on the offering of Shares described in the foregoing acknowledgments.

3.       Access to Information. UMBDS shall retain, for a period of at least five years, copies of any documents generated or received by it in the ordinary course of business pertaining to the services performed by it pursuant to this Agreement or as otherwise required by this Agreement. At the request of a Fund or its duly authorized representatives, UMBDS shall afford to them reasonable access to documents related to the Fund during related customary business hours and shall permit them to make copies thereof or extracts therefrom at the expense of the Fund or its authorized representatives.

4.       Compensation. As compensation for the services performed hereunder and the expenses incurred by UMBDS, the Adviser shall pay UMBDS the fees and reimburse the expenses of UMBDS as provided in Schedule A hereto. Fees shall be adjusted in accordance with Schedule A or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid monthly in arrears in an amount equal to at least 1/12th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services requested by the Trust, enhancements to current Services. The Adviser agrees to pay UMBDS’s then current rate for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement.

5.       Expenses. Unless otherwise agreed in writing, UMBDS shall bear all of its own costs and expenses incurred in the performance of its services with respect to the Fund pursuant to this Agreement, including those relating to personnel, office space, travel, entertainment and other services. UMBDS shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Offering Memorandums, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Fund’s Shareholders and Trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of Offering Memorandums for persons who are not shareholders of the Trust, will be borne by the Adviser,. The Adviser also agrees to promptly reimburse UMBDS for all out-of-pocket expenses or disbursements incurred by UMBDS in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule A hereto.

6.       Representations of the Fund.

(a)       The Fund has prepared and furnished its respective Offering Memorandum and its other Offering Documents to UMBDS, and will furnish UMBDS with Supplemental Material and such other information with respect to the business, operations, assets, liabilities and prospects of the Fund, as UMBDS may reasonably request. UMBDS may rely upon the accuracy and completeness of the Offering Documents and all such other information and the Fund acknowledges that UMBDS has not been retained to independently verify any of such information. The Fund will be solely responsible for the contents of its Offering Documents, Supplemental Material and any and all other written communications provided by or on behalf of the Fund to UMBDS, any other placement agent, sub-placement agent or other intermediary. The Fund represents and warrants that its Offering Documents, Supplemental Material and such other communications will not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Fund authorizes UMBDS to provide its Offering Documents and Supplemental Material to (i) other placement agents retained and duly authorized by the Fund and its Board of Trustees to procure subscriptions for the purchase of Shares, (ii) sub-placement agents retained and duly authorized by UMBDS or another duly authorized placement agent of the Fund; and (iii) other intermediaries duly authorized to purchase Shares on behalf of, or to recommend Shares to, such intermediaries’ clients.

(b)       If at any time prior to the completion of the offer and sale of Shares an event occurs which would cause a Fund’s Offering Documents or any Supplemental Material (as supplemented or amended) to contain an untrue statement of a material fact or to omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Fund will notify UMBDS immediately of such event and UMBDS will suspend the distribution of such materials until such time as the Fund shall prepare a supplement or amendment to the relevant Offering Document(s) and/or Supplemental Material which corrects such statement or omission. Such Fund will provide UMBDS with such new Offering Document(s) upon being updated or supplemented.

7.       Limitation of Liability

(a)       UMBDS shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from UMBDS’ willful misfeasance, bad faith or gross negligence in the performance of such duties and obligations, or by reason of its reckless disregard thereof. Furthermore, notwithstanding anything herein to the contrary, UMBDS shall not be liable for: (1) any action taken or omitted to be taken in accordance with instructions received by UMBDS from an officer or representative of the Trust; or, (2) any action taken or omission by the Trust, the Adviser or any past or current service provider.

(b)        Notwithstanding anything herein to the contrary, UMBDS will be excused from its obligation to perform any act, service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. UMBDS will, however, take all reasonable steps to minimize the effect of any service interruption for any period that such interruption continues beyond its control.

(c)       In no event and under no circumstances shall UMBDS, its affiliates or any of its or their members, officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

8.       Indemnification.

(a)       The Trust authorizes UMBDS to use any Offering Document, in the form furnished to UMBDS from time to time, in connection with the sale of Shares. The Trust shall indemnify, defend and hold Provider, and each of its present or former directors, members, officers, employees, representatives and any person who controls or previously controlled UMBDS within the meaning of Section 15 of the 1933 Act (“UMBDS Indemnitees”), free and harmless from and against: (1) any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, fines, penalties, costs or expenses and any reasonable counsel fees incurred in connection therewith) of any and every nature (“Losses”) which UMBDS and each of the UMBDS Indemnitees may incur under the 1933 Act, the 1934 Act, the 1940 Act and any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Offering Documents, an annual or interim report to shareholders or sales literature, or any amendments or supplements thereto, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Trust’s obligation to indemnify UMBDS and any of the foregoing UMBDS Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to UMBDS and furnished to the Trust or its counsel by UMBDS in writing for the purpose of, and used in, the preparation thereof; (2) any and all Losses which UMBDS and each of the UMBDS Indemnitees may incur in connection with this Agreement or UMBDS’ performance hereunder, except to the extent the Losses result from UMBDS’ willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; or (3) any and all Losses which UMBDS and each UMBDS Indemnitee may incur when acting in accordance with instructions from the Trust or its representatives.

(b)       Promptly after receipt by UMBDS of notice of the commencement of an investigation, action, claim or proceeding, UMBDS shall, if a claim for indemnification in respect thereof is made under this section, notify the Trust in writing of the commencement thereof, although the failure to do so shall not prevent recovery by UMBDS or any UMBDS Indemnitee. The Trust shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Trust elects to assume the defense, such defense shall be conducted by counsel chosen by the Trust and approved by UMBDS, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain such counsel and notifies UMBDS of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Trust’s election. If the Trust does not elect to assume the defense of any such suit, or in case UMBDS does not, in the exercise of reasonable judgment, approve of counsel chosen by the Trust, or in case there is a conflict of interest between the Trust and UMBDS or any UMBDS Indemnitee, the Trust will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by UMBDS and them. The Trust’s indemnification agreement contained in this Section 8 and the Trust’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of UMBDS and each UMBDS Indemnitee, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to UMBDS’ benefit, to the benefit of each UMBDS Indemnitee and their estates and successors. The Trust agrees to promptly notify UMBDS of the commencement of any litigation or proceedings against the Trust or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c)       The Trust acknowledges and agrees that in the event UMBDS, at the direction of the Trust, is required to give indemnification to any entity selling Shares or providing shareholder services to Shareholders or others and such entity shall make a claim for indemnification against UMBDS, UMBDS shall make a similar claim for indemnification against the Trust and shall be entitled to such indemnification.

(d)       UMBDS shall indemnify, defend and hold the Trust, and each of its present or former trustees, officers, employees, representatives, and any person who controls or previously controlled the Trust within the meaning of Section 15 of the 1933 Act (“Trust Indemnitees”), free and harmless from and against any and all Losses which the Trust, and each of its present or former trustees, officers, employees, representatives, or any such controlling person, may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise: (1) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in the Trust’s Registration Statement or any Prospectus, as from time to time amended or supplemented, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, information relating to UMBDS and furnished in writing to the Trust or its counsel by UMBDS for the purpose of, and used in, the preparation thereof; or (2) to the extent any Losses arise out of or result from UMBDS’ willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. UMBDS’ agreement to indemnify the Trust and any of the Trust Indemnitees shall not be deemed to cover any Losses to the extent they arise out of or result from the Trust’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

(e)       Promptly after receipt by the Trust of notice of the commencement of an investigation, action, claim or proceeding, the Trust shall, if a claim for indemnification in respect thereof is to made under this section, notify UMBDS in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Trust or any Trust Indemnitee. UMBDS shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if UMBDS elects to assume the defense, such defense shall be conducted by counsel chosen by UMBDS and approved by the Trust, which approval shall not be unreasonably withheld. In the event UMBDS elects to assume the defense of any such suit and retain such counsel and notifies UMBDS of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of UMBDS election. If UMBDS does not elect to assume the defense of any such suit, or in case the Trust does not, in the exercise of reasonable judgment, approve of counsel chosen by UMBDS, or in case there is a conflict of interest between the UMBDS and the Trust or any Trust Indemnitee, UMBDS will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Trust and them. UMBDS indemnification agreement contained in this Section 8 and UMBDS representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust or any Trust Indemnitee, and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Trust's benefit, to the benefit of each Trust Indemnitee and their estates and successors. UMBDS agrees to promptly notify the Trust of the commencement of any litigation or proceedings against UMBDS or any of its officers or directors in connection with the issue and sale of any of the Shares.

8.        Effectiveness of Agreement. This Agreement shall become effective as of the date set forth above and shall remain in force for two years unless sooner terminated or continued as provided below. This Agreement shall continue in effect after such term if its continuance is specifically approved by a majority of the Trustees of the Fund and a majority of the Trusees who are not “interested persons” (as defined in the 1940 Act) ("Independent Trustees") at least annually in accordance with the 1940 Act and the rules and regulations thereunder.

9.        Termination of Agreement. This Agreement may be terminated at any time with respect to a Fund, without payment of any penalty, by vote of a majority of the Fund’s Independent Trustees or by a vote of a majority of the Fund's outstanding Shares on not more than sixty (60) days written notice to any other party to the Agreement; and shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

10.       Modification; Waiver. Except as otherwise expressly provided herein, this Agreement shall not be amended nor shall any provision of this Agreement be considered modified or waived unless evidenced by a writing signed by the party(s) to be charged with such amendment, waiver or modification.

11.       Entire Agreement and Binding Effect. This Agreement represents the entire agreement between the parties, and shall be binding upon and inure to the benefit of the parties and their respective successors.

12.       Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Wisconsin applicable to contracts made and entirely to be performed therein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

THE OPTIMA DYNAMIC ALTERNATIVES FUND

By:	/s/ Geoffrey Lewis
Name:	Geoffrey Lewis
Title:	President

UMB DISTRIBUTION SERVICES, LLC

By:	/s/ Scott Schulenburg
Name:	Scott Schulenburg
Title:	President

Schedule A

to the

Wholesaling and Placement Agent Agreement

by and between

The Optima Dynamic Alternatives Fund

and

UMB Distribution Services, LLC

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to travel on behalf of the Administrator or Fund(s) (airfare, transportation, lodging and meals), postage, materials, background checks, charges associated with archiving emails (currently $10 per month and subject to change), FINRA and state licensing fees, FINRA registration, filing and testing fees and expenses, attorney’s fees incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.